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                     February 15, 2024

       WeiQun Chen
       Chief Financial Officer
       Novagant Corp
       Suite 2006, AIA Kowloon Tower, Landmark East
       100 How Ming Street
       KT, Hong Kong 999077

                                                        Re: Novagant Corp
                                                            Form 10-K for the
Fiscal Year Ended March 31, 2023
                                                            File No. 000-26675

       Dear WeiQun Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Longling Guo